                                                                                    Exhibit 10.29

                                                                                                       Nephros, Inc.
                                               3960 Broadway
                                                            New York, NY 10032
                                                            T: 212.781-5113
                                                            F: 212.781-5166
                                                            @nephros.com

Mr. Mark W. Lerner            February 24, 2006

RE: OFFER OF EMPLOYMENT

Dear Mark:

On behalf of Nephros, Inc. (the "Company"). I am very pleased to offer you the position of Chief Financial Officer reporting to the Chief Executive Officer and the Board of Directors.

1.    START DATE

Unless we mutually agree otherwise, you will commence employment on March 6, 2006.

2.    SALARY

Your starting salary will be $175,000 annualized, payable bi-weekly or in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

3.    BONUS

You will be eligible to receive a bonus of up to 20% of your base salary for achievement of performance objectives, subject to approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors; this bonus can be increased above 20% at the discretion of the Chief Executive Officer and Compensation Committee of the Board of Directors, in keeping with Company policy.

4.    BENEFITS

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in the benefits package that it deems appropriate.

•	Guardian Healthcare Plan - 20% Premium Employee Paid
•	Guardian Dental Plan - 20% Premium Employee Paid
•	Life Insurance - Up to 100% of Base Salary - Company Paid
•	Long Term Disability Plan - Company Paid
•	401(k) Savings Plan
•	Paid Holidays - Six designated holidays and four floating holidays
•	Vacation - Ten Days Paid vacation
•	Parking and Commuter Tolls - Company Paid
•	Sick Days- as reasonably required

5.    STOCK OPTIONS

You will receive a grant of 40,000 stock options at an option exercise price to be set at grant date, subject to the approval of the Compensation Committee of the Board of Directors, which shall be governed by the terms of Nephros Inc.’s stock option plan. Your grant will be addressed at the next meeting of the Compensation and Audit Committees of the Board of Directors after your start date at Nephros. When granted these options will vest 25% on the grant date and the remainder of the options vest in three equal annual installments beginning on the first anniversary of the grant date. The option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option. You will also be eligible to receive annual option grants in future years at the sole discretion of the Company subject to the approval of the Compensation Committee of the Board of Directors

6.    EMPLOYMENT AT WILL

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

7.    CONFIDENTIALITY, NON COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of your employment pursuant to this offer letter, we do require that you sign the enclosed Confidentiality and Assignment of Invention Agreement.

8.    TERMINATION

Nephros may terminate your employment for Cause (as defined below), in which case the provision of paragraph (a) below shall apply. Nephros may also terminate your employment in the event of your Disability (as defined below), in which case the provisions of paragraph (b) below shall apply. Nephros may also terminate your employment for any other reason by written notice to you, in which case the provisions of paragraph (c) below shall apply. If your employment is terminated by reason of your death, retirement or voluntary resignation, then the provision of paragraph (a) below shall apply.

(a) In the event that your employment hereunder is terminated by Nephros for Cause (as defined below), by reason of your death, or by reason of your voluntary resignation or retirement, then Nephros shall pay to you only your accrued but unpaid base salary for services rendered through the date of termination. You shall use your best efforts to provide Nephros with 90 days notice prior to your voluntary resignation or retirement. For purposes of this agreement, “Cause” shall mean (i) conviction of any crime (whether or not involving Nephros) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, Nephros to public ridicule or embarrassment; (iii) gross neglect or misconduct in the performance of your duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to you commensurate with your position; or (v) fraud or embezzlement involving assets of Nephros or any of its affiliates or other material misappropriation of Nephros’ or any of its affiliates’ assets or funds; (vi) any intentional act or acts or omission or omissions by your or at your direction, or any breach of a fiduciary duty by you to Nephros or its affiliates, that have a material adverse effect on Nephros’ or any of its affiliates’ operations, prospects, reputation or business; or (vii) material breach by you of any provision of this agreement or of the Confidentiality and Assignment of Invention Agreement.

(b) In the event that your employment hereunder is terminated by Nephros for Disability (as defined below), then Nephros shall pay to you only your accrued but unpaid base salary for services rendered through the date of termination. For purposes of this agreement, “Disability” shall mean your incapacity due to physical or mental illness, as a result of which you shall have failed to perform your duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness (a “Disability Period”), you shall continue to receive the compensation and benefits provided by this agreement until your employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by you during the Disability Period shall be reduced by the aggregate amounts, if any, payable to you under disability benefit plans and programs of Nephros or under the Social Security disability insurance program.

(c ) In the event that your employment hereunder is terminated by Nephros for any reason other than as provided in Paragraphs (a) or (b) above, then Nephros shall pay to you:

(i) any accrued but unpaid base salary for services rendered through such date of termination; and

(ii) the continued payment of your base salary, in the amount as of the date of termination, for ninety (90) days subsequent to the termination date, such payments to be made at the times such base salary would have been paid had your employment not have terminated.

Notwithstanding anything to the contrary contained herein, in the event that you breach the Confidentiality and Assignment of Invention Agreement at any time, in addition to any other remedies Nephros may have therefore, Nephros’s obligation under clause (ii) of paragraph (c) above shall cease and your rights thereto shall terminate and shall be forfeited.

Other than providing the compensation provided for in this agreement, upon termination of your employment, Nephros and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to you or any other person under this agreement. The payment of any amounts pursuant to this agreement (other than any payments required by law) upon your termination is expressly conditioned upon the delivery by you to Nephros of a release in form and substance satisfactory to Nephros of any and all claims you may have against Nephros and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to you employment by Nephros and the termination of such employment.

Your rights and obligations hereunder may not be assigned. Nephros may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Nephros hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

9.    ADDITIONAL PROVISIONS

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the company.

If you wish to accept employment with the company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality and Assignment of Invention Agreement, retaining one of each for your files and returning the other to me on or before
February 27, 2006, upon which date this offer will expire.

I look forward to having you join us.

Best Regards,

-------------------------------
Norman Barta
President & CEO
Nephros, Inc.

ACCEPTANCE
I accept employment with Nephros, Inc. under the terms set forth in this letter:

-------------------------         -------------------
Mark Lerner             Date